EXHIBIT 10.1

Amendment To The
The PMI Group, Inc.
Bonus Incentive Plan

WHEREAS, The PMI Group, Inc. (the “Company”) sponsors and maintains The PMI Group, Inc. Bonus Incentive Plan (the “Plan”);

WHEREAS, the Board has delegated to the Compensation Committee of the Board (the “Committee”) all powers of the Board granted by the Delaware Corporations Code, the Company’s Bylaws and otherwise, and which are delegable thereunder, which includes administration of the Plan;

WHEREAS, the Committee has determined it is in the best interests of the Company and its shareholders that certain provisions be amended; and

WHEREAS, the Company desires to amend the Plan, effective as of February 25, 2009 (the “Effective Date”).

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.2 of the Plan is amended and restated to read:

“Timing of Payment. Subject to Section 3.6, payment of each Actual Award shall be paid as determined by the Committee prior to the Determination Date. The Committee may specify vesting conditions that will apply prior to payment of an Actual Award. If the Committee does not specify prior to the Determination Date that vesting conditions will apply to payment of an Actual Award, each Actual Award shall be paid as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period. Unless otherwise determined by the Committee, and except as provided in Section 4.4 (relating to death and Disability), a Participant must be employed by the Company or any Affiliate on the date of payment to receive a payment under the Plan.”

2. Except as otherwise set forth herein, the terms of the Plan are hereby ratified and shall continue in full force and effect.

Approved by the Committee on February 25, 2009.

THE PMI GROUP, INC.

By:	/s/ Charles Broom

Charles Broom
Title:	Senior Vice President, Human Resources